Filed Pursuant to Rule 433

under the Securities Act

Registration Statement

No. 333-276089

Santander Holdings USA, Inc.

$500,000,000 6.124% Fixed-to-Floating Rate Senior Notes due 2027 (the “2027 Notes”)

$750,000,000 6.342% Fixed-to-Floating Rate Senior Notes due 2035 (the “2035 Notes” and, together with the 2027 Notes, the “Notes”)

Pricing Term Sheet

Terms related to all Notes

Issuer:	Santander Holdings USA, Inc. (the “Issuer”)

Trade Date:	May 28, 2024

Settlement Date:	May 31, 2024 (T+3). Under Rule 15c6-1 of the Exchange Act, trades in secondary markets generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the date that the securities are delivered will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes before their delivery should consult their own advisors.

Expected Ratings[1]:	Baa2 (Stable) / BBB+ (Stable) / BBB+ (Stable) (M/S/F)

Listing:	The Notes will not be listed on any national securities exchange or included in any automated quotation system. Currently there is no market for the Notes.

Joint Book-Running Managers:	Santander US Capital Markets LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc.
AmeriVet Securities, Inc.
BMO Capital Markets Corp.

Terms related to the 2027 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2027 (the “2027 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	May 31, 2027

Principal Amount:	$500,000,000

Benchmark Treasury:	UST 4.875% due April 30, 2026

Benchmark Treasury Yield:	4.974%

Spread to Benchmark Treasury:	115 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding May 31, 2026.

Floating Rate Period:	The period from and including May 31, 2026, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2027 Notes will be payable at a rate of 6.124% per annum.

During the Floating Rate Period, the interest rate on the 2027 Notes will be equal to the Benchmark (as defined below) plus the 2027 Notes Floating Rate Margin (as defined below). The interest rate on the 2027 Notes will be calculated quarterly on each Interest Determination Date (as defined in the prospectus supplement).

Benchmark:	The “Benchmark” means, initially, the Secured Overnight Financing Rate (“SOFR”) (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day (as defined in the prospectus supplement), the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	123.2 basis points (the “2027 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2027 Notes semi-annually each May 31 and November 30, commencing on November 30, 2024 (each, a “2027 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2027 Notes quarterly on August 31, 2026, November 30, 2026, February 28, 2027 and on the Maturity Date (each a “2027 Notes Floating Rate Period Interest Payment Date” and, together with the 2027 Notes Fixed Rate Period Interest Payment Dates, the “2027 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$499,250,000 (before expenses)

Optional Redemption:

On or after November 27, 2024 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to May 31, 2026 (which is the date that is one year prior to the Maturity Date) (the “2027 Notes First Par Call Date”), we may redeem the 2027 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes matured on the 2027 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2027 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2027 Notes First Par Call Date, we may redeem the 2027 Notes, in whole but not in part, or on or after April 30, 2027 (which is the date that is one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BK1

ISIN:	US80282KBK16

Terms related to the 2035 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2035 (the “2035 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	May 31, 2035

Principal Amount:	$750,000,000

Benchmark Treasury:	UST 4.375% due May 15, 2034

Benchmark Treasury Yield:	4.542%

Spread to Benchmark Treasury:	180 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding May 31, 2034.

Floating Rate Period:	The period from and including May 31, 2034, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2035 Notes will be payable at a rate of 6.342% per annum.

During the Floating Rate Period, the interest rate on the 2035 Notes will be equal to the Benchmark (as defined below) plus the 2035 Notes Floating Rate Margin (as defined below). The interest rate on the 2035 Notes will be calculated quarterly on each Interest Determination Date.

Benchmark:	The “Benchmark” means, initially, SOFR (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	213.8 basis points (the “2035 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2035 Notes semi-annually each May 31 and November 30, commencing on November 30, 2024 (each, a “2035 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2035 Notes quarterly on August 31, 2034, November 30, 2034, February 28, 2035 and on the Maturity Date (each a “2035 Notes Floating Rate Period Interest Payment Date” and, together with the 2035 Notes Fixed Rate Period Interest Payment Dates, the “2035 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$746,625,000 (before expenses)

Optional Redemption:

On or after November 27, 2024 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to May 31, 2034 (which is the date that is one year prior to the Maturity Date) (the “2035 Notes First Par Call Date”), we may redeem the 2035 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Notes matured on the 2035 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2035 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2035 Notes First Par Call Date, we may redeem the 2035 Notes, in whole but not in part, or on or after February 28, 2035 (which is the date that is three months prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2035 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BL9

ISIN:	US80282KBL98

The Issuer has filed a registration statement (File No. 333-276089) including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling (i) Santander US Capital Markets LLC toll-free at 1-855-403-3636; (ii) BofA Securities, Inc. toll-free at (800) 294-1322; (iii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146; and (iv) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.